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                                                                    Exhibit 10.1

Allegiance Corporation Shared Investment Plan

1. Purpose. The Shared Investment Plan ("Plan"), of Allegiance Corporation ("Allegiance"), is adopted pursuant to the Allegiance Corporation 1996 Incentive Compensation Program ("1996 Program") to facilitate the immediate purchase, by certain members of the management of Allegiance and its subsidiaries (collectively, the "Company"), of Allegiance's common stock, $1.00 par value, ("Common Stock"). The purchases facilitated by the Plan are intended to achieve the following specific purposes:

    a) more closely align key employees' financial rewards with the financial rewards realized by all other holders of the Common Stock;

    b)  increase key employees' motivation to manage the Company as owners; and

    c) increase the ownership of Common Stock among key employees of the Company.

    To the extent that any of the terms and conditions contained in this Plan are inconsistent with the 1996 Program, the terms of the 1996 Program shall control. The Stock Options granted pursuant hereto are not intended to qualify as incentive stock options within the meaning of Section 422 of the United States Internal Revenue Code.

2. Eligibility. To be eligible to participate in the Plan, the individual ("Eligible Employee") must have been granted an option to purchase a specified number of shares of Common Stock at the Allegiance Board of Directors Compensation and Nominating Committee ("Compensation Committee") meeting held on May 2, 1997 ("Stock Option").

3. Participation. To become a Plan participant ("Participant"), an Eligible Employee must satisfy the following requirements:

    a) submit a completed, signed and irrevocable agreement to exercise all or a portion (subject to Section 5) of the Stock Option on the Exercise Date (as defined below);

    b) complete and sign all necessary agreements and other documents relating to the loan described in Section 4 below; and

    c)  satisfy all other conditions of participation specified in the Plan.

    The agreements and other documents specified in subsection 3(a), (b) and (c) must be in such forms and must be submitted at such times and to such Company officers as specified by the Compensation Committee or its designee(s). No Eligible Employee is required to participate in the Plan.

4. Payment of Exercise Price. The exercise price of each Stock Option shall be determined by resolution of the Compensation Committee. Each Participant must deliver in cash 100% of the exercise price of the shares with respect to which the Stock Option is exercised ("Purchased Shares"), within three business days after the option is granted. The Purchased Shares will not be issued to the Participant until Allegiance has received such payment. The payment must be made at the time, place and manner specified by the Compensation Committee or its designee(s).
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    Allegiance has arranged the opportunity for each Participant to obtain an unsecured loan through a syndicate of banks agented by The First National Bank of Chicago ("Banks") to fund the purchase of the Purchased Shares. Each Participant must sign a letter of direction which directs all loan proceeds to be paid directly to Allegiance in payment of the Purchased Shares. Each Participant is responsible for satisfying all of the lending requirements specified by the Banks to qualify for the loan. Each Participant is fully obligated to repay to the Banks all principal, interest, and any early payment fees on the loan when due and payable.

5. Vesting, Exercise, Expiration and Registration of Shares. Each Stock Option granted pursuant to this Plan will vest on the date it is granted (the "Exercise Date"). On the Exercise Date, the Stock Option may be exercised in whole or in part in the manner specified above, but no Stock Option may be exercised for fewer than 2,000 shares. Any portion of a Stock Option that is not exercised on the Exercise Date will expire.

    The Purchased Shares will be registered in the name of the Participant and certificated. Each certificate will bear a legend referring to this Plan and the agreements between the Participant and Allegiance relating to the Purchased Shares. The certificates for the Purchased Shares will be held in the Office of the Corporate Secretary at Allegiance until all restrictions on the Purchased Shares have lapsed. Each Participant must deliver to the Office of the Corporate Secretary at Allegiance a stock power endorsed in blank with respect to the Purchased Shares.

6. Stockholder Rights. The Purchased Shares will be newly issued shares and will not be drawn from treasury shares. During the period in which the Purchased Shares are subject to restrictions on transfer, each Participant will have all of the rights of a stockholder with respect to the Purchased Shares, including the right to vote the shares and the right to receive all dividends paid on the shares. To the extent required by the loan agreements and documents identified in subsection 3(b), Allegiance will be irrevocably directed to deliver all such dividends directly to The First National Bank of Chicago for payment of loan interest. Any dividends in excess of required interest payment will be deposited to the Participant's account at The First National Bank of Chicago.

7. Sale of Purchased Shares. Each Participant is permitted to sell all or any portion of the Purchased Shares, subject to the following restrictions:

       a) except in the event of death or disability, termination of employment as described in Section 10 or a Change in Control (as defined in the 1996 Program), no Participant may sell any portion of the Purchased Shares before the first anniversary of the Exercise Date;

       b) no Participant may sell any portion of the Purchased Shares unless all principal, interest and any early payment fees due on the loan contemplated by Section 4 of this Plan have previously been paid or all proceeds of the sale are simultaneously applied first to the payment of all such principal, interest and early payment fees; and
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       c)  the Compensation Committee has the right to impose restrictions on the timing, amount and form of the sale of the Purchased Shares with respect to any Participant to the extent it determines that such restrictions are in the best interest of Allegiance. Each Participant must notify the Office of the Corporate Secretary at Allegiance of his or her intention to sell the Purchased Shares before such a sale is implemented. Allegiance may elect to allow the Participant to sell the Purchased Shares in the open market, Allegiance may re-purchase the shares, or Allegiance may take other actions as it deems appropriate. If Allegiance re-purchases the Purchased Shares, the purchase price will be the closing price of a share of Common Stock on the New York Stock Exchange Composite Reporting Tape on the date the Participant chooses to sell.

8. Gain on Sales. A Participant who sells Purchased Shares prior to April 3, 2000 shall contemporaneously pay to Allegiance 50% of any gain realized upon such sale after payment of applicable taxes and broker's fees, provided that no gain shall be allocable to Allegiance pursuant to this Section 8 in the event of termination pursuant to Section 9 or Section 10 hereof, or in connection with a Change in Control (as defined in the 1996 Program).

9. Death or Disability. If a Participant's employment with the Company terminates because of the Participant's death or disability, the Participant (or the Participant's representative in the case of death) may sell all or any portion of the Purchased Shares subject to the conditions specified in subsections 7(b) and 7(c). Upon the death of a Participant, his or her loan may become due and payable ninety days (90) after the Participant's death.

10. Employment Termination by Transaction. If a Participant's employment with the Company terminates because of an acquisition, divestiture, merger, spin-off or similar transaction ("Transaction"), the Participant may sell all or any portion of the Purchased Shares, subject to the conditions specified in subsections 7(b) and 7(c).

11. Other Employment Termination. If a Participant's employment with the Company terminates for any reason other than (i) death or disability or (ii) pursuant to a Transaction or a Change in Control, the Participant may sell all or any portion of the Purchased Shares, subject to sections 7 and 8 hereof.

12. Loan Guarantee. Allegiance will guarantee repayment to The First National Bank of Chicago of 100% of all principal, interest, early payment fees and other obligations of each Participant under such Participant's loan described in Section 4. The Allegiance loan guarantee is a condition to the loan arrangement Allegiance has made with The First National Bank of Chicago. The terms and conditions of the guarantee are as agreed by Allegiance and First National Bank of Chicago. Each Participant is fully obligated to repay First National Bank of Chicago all principal, interest, and other amounts on the loan when due and payable. Allegiance may take all action relating to the Participant and her or his assets, which the Compensation Committee deems reasonable and necessary, to obtain full reimbursement for amounts Allegiance pays to First National Bank of Chicago under its guarantee related to the Participant's loan.
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13. Change in Control. In the event of a Change in Control (as defined in the
    1996 Program), the Participant may thereafter sell all or any portion of the Purchased Shares, subject only to the conditions specified in subsections 7(b) and 7(c).

14. Effect of Program. The Plan is governed by the provisions of the 1996 Program, except as otherwise expressly stated in the Plan.

15. Amendment. The Compensation Committee may amend the Plan at any time subject to the same limitations contained in Section 12.7 of the 1996 Program.